Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

SECOND QUARTER 2015 FINANCIAL RESULTS AND

DECLARES A COMMON STOCK QUARTERLY DIVIDEND OF $0.44 PER SHARE

— 7.1% Increase in Operating Earnings Per Share of Common Stock —

New York, NY, July 28, 2015 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Reported Operating Earnings (a non-GAAP financial measure defined below) per diluted share of common stock of $0.45 for the quarter ended June 30, 2015, an increase of 7.1% as compared to Operating Earnings per diluted share of common stock of $0.42 for the quarter ended June 30, 2014; Reported Operating Earnings per diluted share of common stock of $0.89 for the six months ended June 30, 2015, an increase of 11.3% as compared to Operating Earnings per diluted share of common stock of $0.80 for the six months ended June 30, 2014.

•	Generated $32.8 million of net interest income during the quarter from the Company’s $2.1 billion commercial real estate debt portfolio, which had a levered weighted average underwritten internal rate of return (“IRR”) of approximately 14.6% at June 30, 2015;

•	Completed $446 million of commercial real estate first mortgage and mezzanine loan transactions during the quarter, $196 million of which were funded at closing and 94% of which were floating rate;

•	Funded $51 million for commercial real estate first mortgage and mezzanine loans during the quarter that were previously closed in 2014, bringing year-to-date fundings of previously closed loans to $91 million;

•	Entered into an amendment to the Company’s master repurchase agreement with JPMorgan Chase Bank, N.A. (the “JPMorgan Facility”) to increase the borrowing capacity to $400 million; and

•	Became a member, through a wholly owned subsidiary, of the Federal Home Loan Bank of Indianapolis.

“The first half of 2015 has been very successful for ARI, as the Company has grown and diversified its investment portfolio, expanded its capital base and increased both Operating Earnings and dividends per share of common stock,” said Stuart Rothstein, Chief Executive Officer and President of the Company. “ARI has committed to over $550 million of transactions year-to-date. We believe the Company has efficiently managed capital raising with capital deployment activities, resulting in the growth to ARI’s Operating Earnings and dividend per share of common stock. Importantly, the credit quality of ARI’s portfolio remains stable and we believe the Company continues to be well positioned for a rate increase, given that 69% of the loans in ARI’s portfolio have floating interest rates.”

Second Quarter 2015 Operating Results

The Company reported Operating Earnings of $26.4 million, or $0.45 per diluted share of common stock, for the three months ended June 30, 2015, representing a per share increase of 7.1% as compared to Operating Earnings of $18.0 million, or $0.42 per diluted share of common stock, for the three months ended June 30, 2014. Net income available to common stockholders for the three months ended June 30, 2015 was $22.8 million, or $0.39 per diluted share of common stock, as compared to net income available to common stockholders of $22.1 million, or $0.51 per diluted share of common stock, for the three months ended June 30, 2014.

For the six months ended June 30, 2015, the Company reported Operating Earnings of $48.6 million, or $0.89 per diluted share of common stock, representing an 11.3% per share increase as compared to Operating Earnings of $32.0 million, or $0.80 per diluted share of common stock, for the six months ended June 30, 2014. Net income available to common stockholders for the six months ended June 30, 2015 was $46.5 million, or $0.85 per diluted share of common stock, as compared to net income available to common stockholders of $37.8 million, or $0.94 per diluted share of common stock, for the six months ended June 30, 2014.

Second Quarter 2015 Investment Activity

New Investments – During the second quarter, ARI completed the following commercial real estate first mortgage and mezzanine loan transactions:

•	$47.3 million of first mortgage loans ($31.3 million of which were funded during the quarter), which were underwritten to generate a levered weighted average IRR of approximately 17%;

•	$398.8 million of subordinate loans ($165.0 million of which were funded during the quarter), which were underwritten to generate a weighted average IRR of approximately 15%; and

•	$51.5 million of fundings from previously closed loans.

Loan Repayments – During the second quarter, ARI received full principal repayment from a first mortgage loan secured by a hotel in Silver Springs, Maryland totaling $24.5 million and full principal repayment from a mezzanine loan secured by a mixed use property located in Pittsburgh, Pennsylvania totaling $22.5 million.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at June 30, 2015 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost(1)	Current Weighted Average Underwritten IRR (2)	Fully- Levered Weighted Average Underwritten IRR(2)
First mortgage loans	$704,040	8.4%	$428,835	2.6%	$275,205	18.0%	18.0%
Subordinate loans(3)(4)	894,926	12.0	15,613	3.7	847,968	13.4	13.4
CMBS	511,412	6.6	433,904	3.4	107,635	16.2	16.2

Total/Weighted Average	$2,110,378	9.5%	$878,352	3.0%	$1,230,808	14.6%	14.6%

Please see chart footnotes at the end of the press release.

Loan-to-Value

At June 30, 2015, the Company’s commercial real estate loan portfolio, which includes CMBS, held-to-maturity, had a weighted average LTV of 62%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 61% and the subordinate loans (including CMBS, held-to-maturity) had a weighted average LTV of 64%.

Book Value

The Company’s book value per share of common stock at June 30, 2015 was $16.41. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS are marked to market. Management has estimated that the fair value of the Company’s loan portfolio at June 30, 2015 was approximately $11.6 million greater than the carrying value as of the same date.

Financing Activities

During the second quarter of 2015, ARI, through wholly owned subsidiaries, entered into an amendment to the JPMorgan Facility to increase the borrowing capacity to $400 million from $300 million. In addition, the Company, through a wholly owned subsidiary, became a member of the Federal Home Loan Bank of Indianapolis.

Subsequent Events

Funding of Previously Closed Loans – Subsequent to quarter end, ARI completed $21.7 million of fundings from previously closed loans.

Dividend – ARI’s Board of Directors declared a dividend of $0.44 per share of common stock, which is payable on October 15, 2015 to common stockholders of record on September 30, 2015.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from unconsolidated joint ventures; (iv) foreign currency gains/(losses) and (v) the non-cash amortization expense related to the reclassification of a portion of the convertible senior notes to stockholders’ equity in accordance with GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three and six month periods ended June 30, 2015 and June 30, 2014 ($ amounts in thousands, except share and per share data):

	Three Months Ended June 30, 2015	Earnings Per Share (Diluted)	Three Months Ended June 30, 2014	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$22,798	$0.39	$22,098	$0.51
Adjustments:
Equity-based compensation expense	821	0.01	362	0.01
Unrealized (gain)/loss on securities	2,273	0.04	(4,749)	(0.11)
Unrealized loss on derivative instruments	3,197	0.06	1,093	0.03
Foreign currency gain	(2,867)	(0.05)	(959)	(0.02)
Amortization of convertible senior notes related to equity reclassification	547	0.01	200	—
Income from unconsolidated joint venture	(384)	(0.01)	—	—

Total adjustments:	3,587	0.06	(4,053)	(0.09)

Operating Earnings	$26,385	$0.45	$18,045	$0.42

Basic weighted average shares of common stock outstanding:	58,429,155		42,888,747
Diluted weighted average shares of common stock outstanding:	59,022,217		43,009,354

	Six Months Ended June 30, 2015	Earnings Per Share (Diluted)	Six Months Ended June 30, 2014	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$46,449	$0.85	$37,819	$0.94
Adjustments:
Equity-based compensation expense	1,939	0.04	788	0.02
Unrealized gain on securities	(1,136)	(0.02)	(6,934)	(0.17)
Unrealized loss on derivative instruments	6,241	0.11	1,093	0.03
Foreign currency gain	(5,588)	(0.10)	(959)	(0.02)
Amortization of convertible senior notes related to equity reclassification	1,087	0.02	229	—
Income from unconsolidated joint venture	(384)	(0.01)	—	—

Total adjustments:	2,159	$0.04	(5,783)	(0.14)

Operating Earnings	$48,608	$0.89	$32,036	$0.80

Basic weighted average shares of common stock outstanding:	54,020,978		40,021,722
Diluted weighted average shares of common stock outstanding:	54,621,401		40,236,109

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, July 29, 2015 at 9:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s second quarter 2015 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 9:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 77392821). Please note the teleconference call will be available for replay beginning at 2:00 p.m. on Wednesday, July 29, 2015, and ending at midnight on Wednesday, August 5, 2015. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 77392821.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $162.9 billion of assets under management at March 31, 2015.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Footnotes

(1)	CMBS includes $30,127 of restricted cash related to the Company’s repurchase facility with UBS AG.

(2)	The underwritten IRR for the investments shown in the above table and elsewhere in this press release reflect the returns underwritten by ACREFI Management, LLC, the Company’s external manager, calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A—Risk Factors—The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table over time.

(3)	Subordinate loans include CMBS, held-to-maturity, which represents a loan the Company closed during May 2014 that was subsequently contributed to a securitization during August 2014. During May 2014, the Company closed a $155,000 floating-rate whole loan secured by the first mortgage and equity interests in an entity that owns a resort hotel in Aruba. During June 2014, the Company syndicated a $90,000 senior participation in the loan and retained a $65,000 junior participation. During August 2014, both the $90,000 senior participation and the Company’s $65,000 junior participation were contributed to a CMBS securitization. In exchange for contributing its $65,000 junior participation, the Company received a CMBS secured solely by the $65,000 junior participation. ARI presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At June 30, 2015, ARI had one such participation sold with a carrying amount of $89,646.

(4)	Subordinate loans also are net of a participation sold during February 2015. The Company presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At June 30, 2015, the Company had one such participation sold with a face amount of £20,000 and a carrying amount of $31,345.

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets:
Cash	$48,848	$40,641
Restricted cash	34,547	30,127
Securities available-for-sale, at estimated fair value	—	17,105
Securities, at estimated fair value	518,851	522,730
Securities, held-to-maturity	154,391	154,283
Commercial mortgage loans, held for investment	704,040	458,520
Subordinate loans, held for investment	830,181	561,182
Investment in unconsolidated joint venture	20,021	37,016
Derivative assets	262	4,070
Interest receivable	12,817	10,829
Deferred financing costs, net	8,898	7,444
Other assets	582	1,200

Total Assets	$2,333,438	$1,845,147

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$878,352	$622,194
Convertible senior notes, net	247,305	246,464
Participations sold	120,991	89,584
Derivative liabilities	2,109	—
Accounts payable and accrued expenses	8,253	7,578
Payable to related party	3,890	3,240
Dividends payable	27,694	21,018

Total Liabilities	1,288,594	990,078

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and 3,450,000 shares issued and outstanding in 2015 and 2014 ($86,250 aggregate liquidation preference)	35	35
Common stock, $0.01 par value, 450,000,000 shares authorized, 58,429,155 and 46,900,442 shares issued and outstanding in 2015 and 2014, respectively	584	469
Additional paid-in-capital	1,062,857	868,035
Retained earnings (accumulated deficit)	(15,965)	(10,485)
Accumulated other comprehensive loss	(2,667)	(2,985)

Total Stockholders’ Equity	1,044,844	855,069

Total Liabilities and Stockholders’ Equity	$2,333,438	$1,845,147

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net interest income:
Interest income from securities	$8,265	$4,366	$16,553	$6,785
Interest income from securities, held to maturity	3,349	—	6,394	—
Interest income from commercial mortgage loans	11,968	6,438	22,061	10,449
Interest income from subordinate loans	21,152	18,238	39,762	32,968
Interest expense	(11,917)	(5,258)	(23,399)	(7,015)

Net interest income	32,817	23,784	61,371	43,187

Operating expenses:
General and administrative expenses (includes $821 and $1,939 of equity-based compensation in 2015 and $362 and $788 in 2014, respectively)	(2,059)	(1,479)	(4,414)	(2,921)
Management fees to related party	(3,887)	(2,966)	(7,228)	(5,531)

Total operating expenses	(5,946)	(4,445)	(11,642)	(8,452)
Income from unconsolidated joint venture	384	—	384	—
Interest income from cash balances	6	4	16	4
Realized loss on sale of securities	—	—	(443)	—
Unrealized gain/(loss) on securities	(2,273)	4,749	1,136	6,934
Foreign currency gain	2,867	959	5,588	959
Loss on derivative instruments	(3,197)	(1,093)	(6,241)	(1,093)

Net income	24,658	23,958	50,169	41,539

Preferred dividend	(1,860)	(1,860)	(3,720)	(3,720)

Net income available to common stockholders	$22,798	$22,098	$46,449	$37,819

Basic and diluted net income per share of common stock	$0.39	$0.51	$0.85	$0.94

Basic weighted average shares of common stock outstanding	58,429,155	42,888,747	54,020,978	40,021,722

Diluted weighted average shares of common stock outstanding	59,022,217	43,099,354	54,621,401	40,236,109

Dividend declared per share of common stock	$0.44	$0.40	$0.88	$0.80